EXHIBIT (h)



         Transfer Agent and Dividend Disbursing Agent Service Agreement



                  TRANSFER AGENT AND DIVIDEND DISBURSING AGENT
                                SERVICE AGREEMENT

     This Agreement made on May 31, 1991 between Tax Free Fund of Vermont, Inc., a Vermont corporation (hereinafter called "Fund") and Vermont Fund Advisors, Inc., a Vermont corporation (hereinafter called "Agent").

WHEREAS the Fund  desires to  appoint  Advisor as  Transfer  Agent and  Dividend
     Disbursing   Agent  for  the  Fund  and  Advisor  desires  to  accept  such appointment

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. TERMS OF--APPOINTMENT

1.01 Subject to the conditions set forth in this Agreement, the Fund hereby employs and appoints Agent as Transfer Agent and Dividend Disbursing Agent effective June 1, 1991.

1.02 Agent hereby accepts such employment and appointment and agrees that on and after the effective date of its appointment it will act as the Fund's Transfer Agent and Dividend Disbursing Agent. Agent agrees that it will also act as agent in connection with any periodic investment plan, periodic withdrawal program or other accumulation, open-account or similar plans for the Fund's shareholders.

1.03 Agent agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

1.04 Agent agrees that it will perform all of the usual and ordinary services as Transfer Agent and Dividend Disbursing Agent and as agent for the various shareholder accounts including but not limited to: maintaining all shareholder accounts, preparing annual shareholder meeting lists, withholding taxes as required by law, disbursing income dividends and capital gains distributions, preparing and filing United States Treasury Department Form 1099 documents for all shareholders, preparing and mailing confirmation forms to shareholders for all purchases and redemptions of Fund shares and other confirmable transactions in shareholder accounts, recording reinvestment of dividends and distributions in Fund shares in shareholder accounts, causing redemption of shares and disbursements to be made to withdrawal planholders and (if and to the extent not performed by the Fund) mailing proxies, receiving and tabulating proxies and mailing shareholder reports and prospectuses,, all in accordance with the rules, regulations and procedures of the Fund as put forth in the Bylaws of the Fund, the Registration Statement dated May 31, 1991 and filed by the Fund with the Securities and Exchange Commission, any amendments made from time to time in such Registration Statement and any other procedures adopted by the Fund for performing such tasks. The Bylaws and Registration Statement dated May 31, 1991 are attached hereto as Appendices A and B, respectively, and 'made a part hereof. Any amendments to the documents comprising
     Appendices B and C will be promptly provided to Agent by Fund and when received by Agent shall be incorporated in this Agreement.


SECTION 2. RECEIPT OF FUNDS: SHARE PURCHASE ORDERS

2.01 Upon receipt at the United States Post Office station designated by Agent or at the business office of the Agent of any check or other order for the payment of money drawn or endorsed to Agent as Transfer Agent for the Fund, as plan agent for any shareholder of the Fund or otherwise identified as being for the account of the Fund, Agent shall be responsible for transporting such check or other order from such Post Office station to the business office of the Agent and shall stamp the check or other order with the date of receipt, shall forthwith process such check or other order for collection and, no later than the opening of business on the second business day following receipt of such check or such other order, shall credit federal funds to the Fund in the face amount of the check or other order and shall deposit the amount due the Fund in the bank account maintained for the Fund. Upon receipt of funds through the Federal Reserve Wire System or conversion into federal funds of funds transmitted by any other bank wire transfer system, Agent shall notify the Fund of such deposits and shall, on a daily basis, notify the Fund of the total amount so deposited.

2.02 Upon receipt of a check or other order in payment for shares of the Fund purchased by an investor accompanied, in the case of a new account, by a completed account application, Agent shall process such order in accordance with the procedures set forth in the Fund's current prospectus and credit the investor's share account with the number of shares so purchased, and shall promptly mail the investor a confirmation notice of such credit and shall provide a copy of such notice to the Fund all such actions are subject to any further instructions which the Fund may give to Agent with respect to acceptance of orders for shares so received by Agent.

2.03 Within thirty (30) calendar days after the receipt of any check in the amount of more than $50,000, Agent will call the paying bank to confirm that the check has been paid. Fund will be notified immediately if Agent receives information that payment for any such check has been refused. Further, if Agent is unable to confirm that any such check has been paid within thirty (30) calendar days of receipt by Agent of such check, Fund will promptly be so notified. Proceeds of a redemption of any shares purchased by such check will not be disbursed and mailed to shareholder until payment of the check has been confirmed.

2.04 The Fund expects that situations may develop whereby it would be beneficial to determine if an investor who has placed an order for shares has sufficient funds in such investors drawing account(s) to provide funds sufficient to pay for the shares purchased. Upon receipt of a request from the Fund, Agent will contact the investor's bank and request confirmation that funds sufficient to pay in full the purchase cost of shares ordered are currently credited to the shareholder's account. The results of any such calls will be provided to the Fund.

2.05 Agent will maintain written documentation of each telephone call which is placed in accordance with subsections 2.03 and 2.04 above.

2.06 Notwithstanding any statement herein to the contrary, Agent shall have unqualified ability to inquire as to the status of any check or other order received in payment for shares of the Fund as Agent may deem appropriate or necessary to protect both the Fund and the Agent.

SECTION 3. RETURNEQ CHECKS

     In the event that any check or other order for the payment of money is returned unpaid for any reason, Agent shall;

3.01 Give prompt notification to the Fund of the non-payment of said check;

3.02 Take such other steps, including re-depositing such check or other order for collection or redelivering such check or other order to the investor as Agent may, in its discretion, deem appropriate or as the Fund may instruct.

3.03 If the check or other order remains unpaid after such additional step(s) have been taken and, in the absence of instructions from the Fund, Agent shall implement such further procedures as may be necessary to enable Fund to redeem any shares purchased with such returned check or other order. Upon redemption, Agent shall credit the proceeds of such redemption plus any dividends declared with respect to such shares up to the amount paid for such shares to the Fund's account. Agent shall forward such returned check or other order to the investor who originally submitted same. In the eventthat the amount paid for such shares exceeds the proceeds of the redemption of such shares plus the amount of any dividends declared with respect to such shares, Agent shall receive reimbursement of such excess from Fund.

SECTION 4. REDEMPTIONS

     Agent shall receive and shall stamp with the date of receipt all written requests for the redemption of shares of Fund and shall record on a proper document all telephonic requests for redemption of shares of the Fund and shall process such redemption requests as follows:

4.01 Upon receipt of a request for redemption, Agent will determine if any of the shares to be redeemed have been purchased within the previous thirty
     (30) calendar days. If it is determined that any portion of the shares to be redeemed have been purchased within the previous thirty (30) calendar days, Agent will promptly obtain the necessary information relative to the check(s) used to purchase such shares and will contact the paying bank requesting positive confirmation that the check(s) in question has been paid.

4.02 If such redemption request complies with the standards for redemption as approved by the Fund and if it is determined that none of the shares to be redeemed have been purchased within the previous thirty (30) calendar days or if Agent has not received information that the check(s) in question were returned to Agent as unpaid by the close of Agent's business on the date of receipt of the redemption request, Agent shall notify Fund of the total number of shares presented and covered by such requests received by Agent on said date. on or prior to the seventh calendar day succeeding any such request for redemption, Agent shall, from cash available in the bank account maintained by the Fund, pay the applicable redemption price per share times the number of shares to be redeemed to the investor all as set forth in the Bylaws and the then current prospectus of the Fund.

4.03 If by the end of the seventh calendar day after receipt of a redemption request Agent has been unable to determine the status of any check(s) in question, Agent will calculate the amount due to the shareholder for shares which were purchased and credited to the shareholder's account over thirty
     (30) calendar days prior to receipt of the redemption request and will send a check representing the proceeds of the redemption of these shares to the shareholder, together with a letter of explanation. Funds representing redemption of shares purchased within the prior thirty (30) calendar days will be held until the paying bank can confirm payment of the check(s) used for purchase of such shares.

4.04 If any request for redemption does not comply with any standards for redemption approved by the Fund, Agent shall promptly notify the shareholder of such fact(s) together with the reason(s) therefor, and shall effect such redemption at the price applicable to the date and time of receipt of documents complying with such standards.


SECTION 5. INFORMATIDN.TO BE FURNISHED TO SHAREHOLDERS

5.01 Agent shall answer such correspondence from shareholders relating to their accounts and such other correspondence as may from time to time be mutually agreed upon by Agent and Fund.


5.02 Agent shall mail such proxy cards and other material supplied to Agent by Fund in connection with shareholder meetings and reports to shareholders and shall receive, examine and tabulate returned proxies and certify the resulting shareholder vote to the Fund.

SECTION 6. FEES AND EXPENSES

6.01 For the services to be rendered by Agent pursuant to paragraph 1.04, the Fund agrees to pay Agent a fee, equal to 0.08 annually, computed daily on the net asset value of the Fund.

6.02 The Fund agrees to promptly reimburse Agent for all reasonable out-of-pocket expenses or advances incurred by Agent in connection with the performance of services performed by Agent under this Agreement including, but not limited to, expenditures for reasonable counsel fees, postage, envelopes, checks, continuous forms, reports and statements, telephone, telegraph, facsimile, stationery, supplies, record storage costs and storage media so long as supplies purchased are expected to last for a reasonable period of time. In addition, any other expenses incurred by Agent at the request or with the consent of Fund will be promptly reimbursed by Fund.

SECTION 7. REPRESENTATIONS AND WARRANTIES

               Agent represents and warranties to the Fund that:

7.01 It is a corporation duly organized and existing in good standing under the laws of the State of Vermont.

7.02 It is empowered under applicable laws and by its Articles of Association and Bylaws to enter into and perform the services contemplated by this Agreement;

7.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

7.04 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

7.05 It has registered with the Securities and Exchange commission as a Transfer Agent pursuant to section 17A of the securities Exchange Act of 1934.


SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE FUND

              The Fund represents and warranties to the Agent that:

8.01 It is a corporation duly organized and existing under the laws of the State of Vermont;

8.02 It is an open-end diversified management investment company registered under the Investment Company Act of 1940;

8.03 A registration statement under the Securities Act of 1933 is currently effective with respect to all shares of the Fund being offered for sale;

8.04 The Fund is empowered under the applicable laws and regulations and by its Articles of Association and Bylaws to enter into and perform this Agreement.


SECTION 9. INDEMNIFICATION

9.01 Agent shall not be responsible for and the Fund shall indemnify and hold Agent harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) All actions of Agent required to be taken by Agent pursuant to this Agreement provided that Agent has acted in good faith and with due diligence.

     (b) The reliance on or use by Agent of information furnished or records and documents received by Agent which have been prepared and/or maintained by the Fund or any other person on behalf of the Fund.


     (c)  Defaults by dealers with respect to share orders previously entered.


     (d) The reliance on or the carrying out of any instructions or requests of the Fund.

     (e) The reliance on procedures developed or approved by or interpretations of the prospectus of the Fund relative to performing the tasks herein assigned to Agent.

     ((f) The offer of sale of the Fund's shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such ( unless such violation results from Agent's failure to comply with written instructions of the Fund that no offers or sales be made in or to residents of such state).

9.02 It is hereby understood that if the Fund is asked to indemnify or save Agent harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question and it is further understood that Agent will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend Agent against any claim which may be the subject of this indemnification and in the event that the Fund so elects it will so notify Agent and thereupon the Fund shall take over complete defense of the claim and Agent shall, in such an event, initiate no further legal or other expenses for which it shall seek indemnification. Agent shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify Agent except with the Fund's prior written consent. In the event of any advance of funds for any purpose made by Agent resulting from authorizations or instructions of the Fund or in the event that Agent shall incur any claims, liabilities or related expenses in connection with the performance of this Agreement, except such as may arise from its own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor.

9.03 Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of Agent's failure to comply with the terms of this Agreement or which arise out of Agent's negligence or misconduct.

9.04 At any time Agent may apply to any officer of the Fund for instructions and may consult with legalcounsel for the Fund at the expense of the Fund with respect to any matter arising in connection with the services to be performed by Agent under this Agreement and Agent shall be indemnified by the Fund for any action taken or omitted by Agent in good faith in reliance upon such instructions or upon the opinion of counsel for the Fund. Agent shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person until written receipt thereof is provided to Agent by the Fund.


SECTION 10. COVENANTS OF THE AGENTS AND THE FUND

10.01 The Fund shall promptly furnish to Agent the following:

     (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the Appointment of Agent and the execution and delivery of this Agreement.

     (b) A certified copy of the Articles of Association and Bylaws of the Fund and all amendments thereto.

10.02Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use and accounting for such forms and devices.

10.03To the extent required by Section 31 of the Investment Company Act of 1940 and rules and regulations thereunder, Agent agrees that all records maintained by Agent relating to the services to be performed by Agent under this Agreement are the property of the Fund and will be preserved and surrendered promptly to the Fund on request.

10.04Agent and Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person.


SECTION 11. TERMINATION AND AGREEMENT

11.01This  Agreement  shall  terminate  on the same  date  that  the  Investment
     Advisory Agreement between the Agent and the Fund, Appendix B attached hereto and made a part hereof, shall terminate.

SECTION 12 ASSIGNMENT

12.01Neither this Agreement nor any rights or obligations hereunder may be assigned by Agent without the written consent of the Fund.

12.02This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

     IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their corporate seals by and through their duly authorized officers as of the day and year first above written.


TAX FREE FUND OF VERMONT, INC.

     By: /s/ John T. Pearson President



Attest:   /s/ Jaqueline Abbey

                                                     VERMONT FUND ADVISORS, INC.


                                                     By:   /s/ John T. Pearson
                                                         President
Attest:  /s/ Jaqueline Abbey